DARDEN®

Olive Garden Italian Kitchen | LongHorn Steakhouse | Bahama Breeze Island Grille | Seasons 52 Fresh Grill | The Capital Grille | Eddie V's Prime Seafood | Yard House

Update On Successful Red Lobster Sale Process AUGUST 4, 2014 Exhibit 99.2

Forward-Looking Statement
These materials may contain forward-looking statements concerning the Company’s expectations, goals or objectives. Forward-looking statements in this communication that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives and expectations regarding the performance of the Company following the sale of Red Lobster and related matters, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995. Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date except as required by law. We wish to caution investors not to place undue reliance on any such forward-looking statements. By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the ability to achieve Darden's strategic plan to enhance shareholder value including realizing the expected benefits from the sale of Red Lobster, actions of activist investors and the cost and disruption of responding to those actions, including any proxy contest for the election of directors at our annual meeting, food safety and food-borne illness concerns, litigation, unfavorable publicity, risks relating to public policy changes and federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, intense competition, failure to drive sales growth, our plans to expand our smaller brands Bahama Breeze, Seasons 52 and
Eddie V's, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close, relocate or remodel restaurants, a failure to execute innovative marketing tactics and increased advertising and marketing costs, a failure to develop and recruit effective leaders, a failure to address cost pressures, shortages or interruptions in the delivery of food and other products, adverse weather conditions and natural disasters, volatility in the market value of derivatives, economic factors specific to the restaurant industry and general macroeconomic factors including unemployment and interest rates, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property, impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, an inability or failure to manage the accelerated impact of social media and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

Important Additional Information
The Company, its directors and certain of its executive officers are participants in the solicitation of proxies from stockholders in connection with the Company’s 2014 annual meeting of stockholders (the “Annual Meeting”).  Information regarding the names and interests of such participants in the Company’s proxy solicitation is set forth in the Company’s preliminary proxy statement, filed with the SEC on July 31, 2014, as amended, and the Company revocation solicitation statement, filed with the SEC on April 1, 2014. Additional information can be found in the Company’s Annual Report on Form 10-K for the year ended May 25, 2014, filed with the SEC on July 18,
2014. These documents are available free of charge at the SEC’s website at www.sec.gov.
The Company will be mailing a definitive proxy statement and proxy card to the stockholders entitled to vote at the Annual Meeting.  WE
URGE INVESTORS TO READ ANY PROXY STATEMENT (INCLUDING ANY SUPPLEMENTS THERETO) AND ANY OTHER RELEVANT
DOCUMENTS THAT THE COMPANY MAY FILE WITH THE SEC CAREFULLY AND IN THEIR ENTIRETY WHEN THEY BECOME AVAILABLE
BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  Stockholders will be able to obtain, free of charge, copies of any proxy statement and any other documents filed by the Company with the SEC in connection with the proxy solicitation at the SEC’s website at www.sec.gov. In addition, copies will also be available at no charge at the Investors section of the Company’s website at http://investor.darden.com/investors/investor-relations/default.aspx. Permission to use quotations in these materials was neither sought nor obtained.

• Sale of Red Lobster, completed July 28, was the culmination of a robust process and deliberate review designed to maximize value and minimize risks associated with continuing to own the business
• After careful evaluation, the Board was certain that halting a robust Red Lobster sale process mid-course would have:
• Red Lobster sale better positions Darden for sustained growth and value creation
• $2.1 billion represents a premium multiple compared to comparable restaurant deals¹
and exceeded industry analysts’
expected valuation ranges for the business
— Forward multiple even higher given anticipated continued financial declines in performance
Red Lobster Sale Recap
DARDEN BOARD MONETIZED RED LOBSTER AT AN ATTRACTIVE PRICE AND IS NOW
FOCUSED ON OLIVE GARDEN’S TURNAROUND WHERE THERE IS SIGNIFICANT
OPPORTUNITY FOR VALUE CREATION
December 19, 2013
Announced Plans to
Separate Red Lobster
May 16, 2014
Announced
Sale of Red Lobster
July 28, 2014
Red Lobster
Sale Closed
Selected Key Dates of Red Lobster Process
Early 2013
Darden Undertook an Extensive
Strategic Review of its Portfolio
April 29, 2014
Received Final Bids
For Red Lobster
1
Comparable transaction multiples are shown on page 9 of this presentation.
Starboard purchased nearly half of its current total investment in Darden AFTER our December 19th announcement, representing more than $200 million of Darden stock and an exponential increase from its small prior ownership position
March 10, 2014
Filed Form 10 for Red
Lobster
— Materially reduced the value achieved given the sustained and continuing declines in Red Lobster’s operating performance
— Exposed Darden to significant financial performance volatility and distracted from Olive Garden’s brand renaissance
— Likely resulted in a failed process as bidders strongly advised Darden that the uncertainty associated with a shareholder approval closing condition would be unacceptable

Strategic Rationale for Red Lobster Sale
• Red Lobster was experiencing long-term erosion in total traffic and had historically exhibited significant same-restaurant sales and traffic volatility, adversely affecting Darden’s performance
• Red Lobster’s growth profile and capital priorities were meaningfully different from the remainder of Darden
• Sale meaningfully reduced operating and financial volatility of Darden and improved future growth trajectory
Cumulative Sales Growth FY2009 to FY2014
Darden Is Better Positioned for Growth Post Red
Lobster Sale
RED LOBSTER WAS SOLD BECAUSE IT IS A STRUCTURALLY CHALLENGED BUSINESS THAT WAS A DRAG
ON DARDEN’S GROWTH AND DIMINISHED THE SIGNIFICANCE OF THE STRONG PERFORMANCE AT OUR
HIGHER GROWTH BRANDS AND OUR TURNAROUND EFFORTS AT OLIVE GARDEN
5Yr Sales Growth
($
billions)¹
5Yr Sales
CAGR¹
5Yr EBITDA
CAGR¹
FY14 EBITDA
Margin
Darden Overall $ 1.7 +4.3% +1.4% 10.8%
Darden Ex. Red Lobster 1.8 +6.9 +4.5  11.3
Improvement +$0.1 +2.6% +3.1% +50bps
Red Lobster sale improves
growth trajectory and
reduces volatility
Note: EBITDA figures are unaudited and Non-GAAP, please refer to reconciliation on page 17.
1
Time frame: Fiscal year 2009 through fiscal year 2014.
Darden excl. Red Lobster +40%
Darden Overall +23%
Red Lobster (5%)
40%
30%
20%
10%
0%
(10%)
Jun-2009 FY2010 FY2011 FY2012 FY2013 FY2014

Starboard Has Misled Investors Regarding the Red
Lobster Sale
STARBOARD HAS REPEATEDLY MISREPRESENTED THE FACTS IN ORDER TO FURTHER
ITS OWN AGENDA
1
2
4
3
5
6
Starboard Claims Reality
Red Lobster sale was rushed
•
Decision to sell was made after an extensive strategic review by Darden that began in early 2013 and on the heels of a sustained decade long period of declining trends at Red Lobster
Darden received a negative value for Red
Lobster OpCo
•
Starboard erroneously attributes all transaction taxes, transaction expenses and debt breakage costs to OpCo and also carelessly double counts transaction expenses, resulting in analytical errors amounting to nearly half a billion dollars in value
Value was destroyed as there were viable
“tax-efficient” alternatives readily available
•
Sale/leaseback transaction resulted in premium valuation for real estate and avoided valuation issues related to publicly-traded REIT such as single tenant exposure, limited diversification and relatively high switching costs
Significant debt breakage costs were value
destructive
•
Through careful liability management afforded by a competitive process, the after-tax net cash premium Darden will incur is negligible
Darden blatantly ignored a shareholder vote
to hold a special meeting
•
After serious consideration, the risk to shareholder value of effectively terminating a process that had been developed before virtually all of
Starboard’s investment and which was generating significant competitive tension to the benefit of shareholders, led the Board to proceed with the Red
Lobster sale, strongly believing it was in the best interest of shareholders
The Board destroyed $1 billion in value by
electing to pursue the sale of Red Lobster
•
The sale allowed Darden to monetize Red Lobster at an attractive price and avoided risk of further performance deterioration harming Darden and its shareholders, and Starboard’s claims conveniently ignore continuing negative operating trends that began well before their investment

FY95
FY96
FY97
FY98
FY99
FY00
FY01
FY02
FY03
FY04
FY05
FY06
FY07
FY08
FY09
FY10
FY11
FY12
FY13
FY14

7

Peak in Average Weekly
Guests Was Over a
Decade
Ago,
in 2002
Average Weekly Guests Have Been in Decline Since
2002
1
Early 2013
Undertake Extensive
Strategic Review
December 2013
Announce Plans
to Separate Red
Lobster
April / May 2014
Received Final
Bids / Announce
Sale of
Red Lobster
July 2014
Red Lobster
Sale Close
AVERAGE WEEKLY GUEST COUNT PER STORE AT RED LOBSTER HAS FALLEN 21% OVER
THE PAST DECADE
After over 15 years of growth
General Mills elected to spin-off its
restaurant group, which included
Red Lobster, in 1995
Note: Average weekly guest counts are per store.
1
Time frame: Fiscal year 2004 through fiscal year 2014 (trailing twelve month average).
Key Reasons for Long Term Structural Decline in Red Lobster’s Operations:
3,945
3,664
3,650
3,664
3,878
4,110
4,175
4,307
4,285
4,014
3,989
4,090
3,994
3,946
3,750
3,529
3,461
3,543
3,471
3,151
1
Economic and financial pressure on the middle class consumer increased and growth in household income overall slowed; Red Lobster’s less affluent core guest impacted heavily
Increased competition as increased shrimp availability made it easy for non-seafood specialists to also offer shrimp
Persistent upward pressure on other seafood costs made it difficult for Red Lobster to take advantage of its “beyond shrimp” differentiation
Aggressive promotions brought guests into the restaurants, but were not sustainable once prices normalized

Red Lobster’s Financial Trends Continued to
Deteriorate Post Transaction Announcement
1
December 2013
Announce Plans to
Separate Red Lobster
April / May 2014
Received Final Bids /
Announce Sale of Red Lobster
Early 2013
Undertake Extensive
Strategic Review
Note: Quarterly figures are unaudited.  All growth rates are shown YoY.
July
Red Lobster
Sale Close
(4.0)%
(3.3)%
(5.1)%
2.3%
(3.3)%
(4.5)%
(6.5)%
(5.3)%
Q1 FY13 Q2 FY13 Q3 FY13 Q4 FY13 Q1 FY14 Q2 FY14 Q3 FY14 Q4 FY14
Red Lobster vs. Knapp -Track
TM
Same- Restaurant Sales
(4.6)%
(2.2)%
(4.4)%
4.2%
(5.9)%
(7.4)%
(14.3)%
(9.7)%
Q1 FY13 Q2 FY13 Q3 FY13 Q4 FY13 Q1 FY14 Q2 FY14 Q3 FY14 Q4 FY14
Traffic
(2.6)%
(2.7)%
(6.6)%
3.2%
(5.2)%
(4.5)%
(8.8)%
(5.6)%
Q1 FY13 Q2 FY13 Q3 FY13 Q4 FY13 Q1 FY14 Q2 FY14 Q3 FY14 Q4 FY14
Same-Restaurant Sales

•
$2.1 billion represented approximately 9x April LTM EBITDA and expected  to be closer to approximately 10x as of transaction close, compared with approximately 8x for comparable casual dining transactions
•
Combined with Starboard’s latest estimates for rent expense, Red Lobster OpCo was expected to have less than $100 million of EBITDA as of transaction close
•
Red Lobster sale allowed Darden to monetize a declining asset at an optimal price with proceeds used for buybacks and debt retirement which benefits shareholders more than carrying the risk and volatility associated with owning Red Lobster
•
Red Lobster’s EBITDA declined 26% YoY from FY13 to FY14; same-restaurant sales well below
Knapp-Track
TM
•
Given deteriorating trends at Red Lobster and multiple turnaround attempts, the divestiture is projected to be medium and long-term accretive
Starboard Wrongly Asserts That Red Lobster OpCo Was
Sold For a Negative Value
2
Starboard’s
analytical errors
amount to nearly
half a billion dollars
in total value
Value Paid For Red Lobster OpCo Was Significantly More Than Starboard Claims
Comparable Casual
Dining Transactions
LTM EV /
EBITDA
Tilman Fertitta / Landry's 8.0x
Oak Hill / Dave & Buster's 6.9x
Kelso & Co. / Logan's Roadhouse 7.8x
Golden Gate Capital /
California Pizza Kitchen
7.8x
Landry's / McCormick &
Schmick's Seafood
7.9x
Fidelity National / O’Charleys 5.8x
Centerbridge / P.F. Chang's 8.4x
Angelo Gordon / Benihana 9.1x
Thomas H Lee / Fogo De Chao
2
8.0x
Apollo / CEC Fidelity Entertainment 7.7x
Median 7.9x
Starboard then chose
to ignore the tax
implications on selling
Red Lobster real estate
in a letter published
May 22, 2014, by
hundreds of millions of
dollars
Starboard’s recent
letter published on July
15, 2014 also double
counted debt breakage
and transaction costs in
misleading statements
amounting to over
$100 million of value
On March 31, 2014,
Starboard quoted ~$1.5
billion of value for the
Red Lobster real estate
portfolio in the context
of a potential REIT Spin,
but its assumptions
proved to be faulty¹
Note: $ in millions, EBITDA figures are unaudited and Non-GAAP, please refer to reconciliation on page 17.
1  Starboard assumed $106 million in rent capitalized at a 14.6x REIT trading multiple in March 31 presentation. Starboard later estimated rental income of $119 million based
2 Source: Duff and Phelps.
on the ARCP transaction press release dated May 16, 2014, which would imply a multiple of 12.6x.

Tax-Efficient Alternatives For Real Estate Not Viable
3
Darden
REIT
Red Lobster
REIT
Key Differences
Eliminate
Valuation risk
X X
•
Valuation is crystalized in a partial sale /
leaseback, whereas a REIT spin is subject to
public market trading
Avoid Discount
to Peers
X X
•
There are many factors that indicate a Darden
REIT would most likely trade at a significant discount to
its NNN REIT peers; ARCP was also criticized for these
reasons (i.e. lower credit rated tenant, negative SRS)
following its acquisition of Red Lobster Real Estate¹
Certainty and
speed to
execute
transaction
X X
•
It would take 12 - 18 months for a REIT spin to be
completed and the tax free status is dependent
on IRS tax determinations
Avoid Debt
Breakage
X X
•
A Darden REIT could have resulted in significant
debt breakage costs (including make-whole payments on
existing bonds, despite Starboard’s assertions to the
contrary)
Maintain
Operational
Flexibility
X X
•
Ability to easily close or relocate
underperforming units
•
Provides further evidence that Starboard's
assertions regarding availability of "tax-efficient"
buyers/structures is unrealistic
and not based on facts
•
Ultimately, value maximized through sale
to large diversified REIT
•
Even larger buyers had reduced interest
given tenant concentration concerns
•
Size of Red Lobster real estate portfolio
would negatively impact tenant diversity
for smaller buyers
•
Darden considered all potential transaction
structures
•
Broad group of real estate buyers were
contacted during publicly announced Red
Lobster process
Considerations
Red Lobster REIT Was Not a Viable “Tax-Efficient” Alternative
Starboard claims that value was destroyed as there were viable “tax-efficient” alternatives readily available
Sale /
Leaseback
¹ Please refer to Darden’s March 3  , 2014 investor presentation for reasons that a REIT might trade at a discount. Please also refer to Forbes’ article dated June 30  , 2014.
Expansive Real Estate Process Did Not
Result in Any “Tax-Efficient" Proposals
rd th

Starboard Misrepresented Debt Breakage Costs
4
THROUGH CAREFUL LIABILITY MANAGEMENT, DARDEN DID NOT INCUR FINANCIALLY
SIGNIFICANT CASH COSTS WHEN PAYING DOWN DEBT
• Estimated 2014 $0.43 EPS impact, resulting from loan breakage and related unamortized non-cash charges, ameliorated by retiring $1.0 billion of debt with transaction cash proceeds, resulting in minimal
$3 million after-tax cash cost
• The cash efficiency of this effort was accomplished through careful liability management afforded by a competitive process selectively applied to a limited amount of the debt portfolio
Included individual negotiations with private placement debt holders that yielded a substantial discount to make whole premiums
Waterfall tender process focused on tranches with lower premiums and maximum tax shield opportunities
Private placement debt has settled and tender offer settlement of public notes expected in early
August
Tax benefit of non-cash charges significantly accelerated tax benefits of unamortized deferred costs
• This is to be contrasted with a retirement of the entire debt portfolio likely required under certain scenarios proposed by Starboard, which would clearly necessitate much more costly make whole call premium payments

After Careful Consideration of Shareholder Interests the
Board Decided to Proceed with the Sale of Red Lobster
5
• On December 19, 2013 Darden announced the Red Lobster process and garnered interest from numerous financial, strategic and real estate buyers
• On April 29, 2014 Darden received final bids for Red Lobster
Key Considerations For the Board Clear Messages Received From Shareholders
• The sale of Red Lobster was highly attractive both financially and strategically
• The real estate investment climate is excellent and the debt markets are currently very strong
• The competitive Red Lobster process would be extremely
difficult to restart if it were interrupted and significantly delayed
• Delay would risk further decline in Red Lobster’s performance continuing to harm Darden
• Delay would most likely result in a less attractive acquisition price or a failed process
• Many shareholders expressed concern about a spin-off of Red
Lobster because either the spun-off entity’s market
capitalization would be too small to meet their investment
guidelines or they were reluctant to hold Red Lobster shares for a potentially extended turnaround period
• Many shareholders expressed the view that an attractive sale of Red Lobster would be a favorable outcome for Darden
shareholders
• Many shareholders indicated that, while they supported the call of the special meeting, they had not decided how they
would vote at the meeting and noted that the special meeting request did not distinguish between a spin and a sale
THE DECISION TO PROCEED WITH THE SALE WAS MADE AFTER CAREFUL CONSIDERATION, TAKING INTO
ACCOUNT SHAREHOLDER FEEDBACK AND THE RISK OF TERMINATING A HIGHLY COMPETITIVE RED
LOBSTER SALE PROCESS
Following Starboard’s announcement that it would seek a special shareholder meeting regarding the Red Lobster separation, bidders strongly advised Darden that the uncertainty associated with a shareholder approval closing condition would be unacceptable given the time and financial resources required to explore a transaction and formulate a final bid
— Darden’s Board was faced with the decision of either effectively terminating the process or proceeding with an attractive transaction which had been developed over nearly six months in a process that created significant competitive tension
— Darden’s Board concluded that the best interests of Darden and its shareholders would be served by proceeding with the sale

6
IF THE TRANSACTION HAD BEEN DELAYED UNTIL JULY, WE BELIEVE IT WOULD HAVE
RESULTED IN A VALUATION SUBSTANTIALLY LESS THAN THE $2.1 BILLION ACHIEVED
Note: $ in millions, except per share data, EBITDA figures are unaudited and Non-GAAP, please refer to reconciliation on page 17.
Early 2013
Undertook Extensive
Strategic Review
December 2013
Announced Plans to
Separate Red Lobster
April /May 2014
Received Final Bids /
Announced Sale of Red Lobster
July 2014
Red Lobster
Sale Closed
Delaying the Red Lobster Sale Would Have Materially
Reduced Value Achieved
12.9% 12.9%
12.0%
11.7%
10.7%
10.2%
9.7%
9.3%
Q1 FY13 Q2 FY13 Q3 FY13 Q4 FY13 Q1 FY14 Q2 FY14 Q3 FY14 Q4 FY14
LTM EBITDA Margin
$232
$229
$197
$191
$158
$139
$119
$104
Q1 FY13 Q2 FY13 Q3 FY13 Q4 FY13 Q1 FY14 Q2 FY14 Q3 FY14 Q4 FY14
LTM EBIT ($ in millions)
$342 $342
$311 $307
$277
$261
$243
$228
Q1 FY13 Q2 FY13 Q3 FY13 Q4 FY13 Q1 FY14 Q2 FY14 Q3 FY14 Q4 FY14
LTM EBITDA ($ in millions)

Analysts Recognize the Value We Achieved With the
Sale of Red Lobster…
6
“The 9x EBITDA valuation for the trailing 12 months through February still represents a reasonable deal for
DRI,
in our view, while providing an opportunity for DRI to (1) strengthen its balance sheet;
and (2) turn operational focus toward turning around operations at the flagship Olive Garden concept.”
(Miller Tabak & Co., 16-May-2014)
(Wunderlich Securities, 16-May-2014)
“Darden rids itself of its most troubled business. And, the sale price is about what the Street was expecting.”
(Janney Montgomery Scott LLC, 16-May-2014)
“We believe Darden received a fair price for the Red Lobster business, comparable with similar restaurant transactions and slightly above our estimated stand-alone valuation.”
(Telsey Advisory Group, 19-May-2014)
“We recognize [the sale of Red Lobster] as a positive development for Darden, allowing management to: 1) jettison its struggling Red Lobster division for what appears to be a fair price (quoted at ~9x
Red Lobster trailing 12 month EBITDA).”

…And the Positive Implications for Darden
“Absent recent activist involvement, we believe investors would have appreciated the strategic merit of such a transaction; monetizing the most volatile brand, while allowing for renewed focus on resurrecting the
Olive Garden brand.”
(Barclays Bank PLC, 16-May-2014)
“We view [the sale of Red Lobster] as a positive for Darden shareholders, as it will enhance the company’s overall growth and margin profile, reduce the company’s exposure to seafood commodity cost swings, improve Darden’s credit metrics, and allow the company to return cash to shareholders.”
(Morningstar Equity Research, 16-May-2014)
“We
believe that the sale of Red Lobster is a long-term positive for DRI as it reduces the volatility of the
Company’s financial performance and will provide for reduction in debt.”
(Sterne, Agee & Leach, Inc., 16-May-2014)
“The
net impact of this transaction is that Darden will be a high dividend yielding company without the volatility and ongoing earnings drag from Red Lobster.”
(RBC Capital Markets, 16-May-2014)
“The sale of RL should result in less earnings volatility for DRI, but should allow management to focus on improving sales at Olive
Garden,
as we believe improved sales trends at OG are critical to driving EPS growth and meaningful share appreciation for DRI.”
(KeyBanc Capital Markets, 19-May-2014)
6

Red Lobster Sale: Delivering on Our Ongoing Commitment to
Darden's Strategic and Financial Transformation
Objectives for Darden
Achieved By the
Red Lobster Sale
Transform Darden’s restaurant portfolio into two independent companies that can each focus on separate and distinct opportunities to maximize shareholder value
Allow “New Darden” and “New Red Lobster” to better serve increasingly divergent guest targets
Maintain current dividend
Maintain investment grade credit metrics at Darden
Avoid complexity that could derail Olive Garden improvement
Maintain operational and financial flexibility

Non-GAAP EBITDA Reconciliation
Darden Restaurants, Inc.
Update on Successful Red Lobster Sale Process
Non-GAAP Reconciliation
($ in millions)
Non-GAAP Reporting
In addition to U.S. generally accepted accounting principles (GAAP) reporting, Darden has presented certain measures on a non-GAAP basis in the Update
On Successful Red Lobster Sale Process, such as Earnings Before Interest and Taxes (EBIT) and Earnings Before Interest, Taxes, Depreciation and
Amortization (EBITDA). This non-GAAP information should be viewed in addition to, and not in lieu of, our reported amounts as calculated in accordance with GAAP.
Q1 FY13 Q2 FY13 Q3 FY13 Q4 FY13 Q1 FY14 Q2 FY14 Q3 FY14 Q4 FY14
Earnings Before Interest and Taxes (EBIT):
Sales 2,655.2 $  2,642.4 $  2,600.1 $  2,622.4 $  2,586.3 $  2,557.6 $  2,499.4 $  2,460.0 $
232.6 229.7 197.4 191.0 158.4 139.4 118.6 104.1
Interest Expense (0.4) (0.4) (0.2) (0.0) (0.0) (0.1) (0.1) (0.1)
EBIT 232.2 $      229.4 $      197.2 $      191.0 $      158.4 $      139.4 $      118.5 $      104.0 $
Depreciation & Amortization 110.0 112.3 114.2 115.9 118.9 121.9 124.8 123.9
Earnings Before Interest, Taxes, Depreciation and Amortization (EBITDA):
EBITDA 342.2 $      341.7 $      311.4 $      306.9 $      277.3 $      261.2 $      243.3 $      227.9 $
EBITDA Margin 12.9% 12.9% 12.0% 11.7% 10.7% 10.2% 9.7% 9.3%
Twelve Months Ended:
EBT:
Earnings Before Taxes